Exhibit 99.2

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(dollars in millions, except per share data)

	Three	Three
	months	months
	ended	ended
	March 31,	March 31,
Revenues	2012	2011
Premiums earned	$1,087	$1,030
Net investment income	108	105
Net realized investment gains	296	149
Net impairment losses recognized in earnings	0	0
Equity in earnings of limited partnerships	21	72
Other income	8	9

Total revenues	1,520	1,365

Benefits and expenses
Insurance losses and loss expenses	716	706
Policy acquisition and underwriting expenses	270	247

Total benefits and expenses	986	953

Income from operations before income taxes
and noncontrolling interest	534	412
Provision for income taxes	180	138

Net income	354	274
Less: Net income attributable to noncontrolling
interest in consolidated entity – Exchange	318	230

Net income attributable to Indemnity	$36	$44

Earnings Per Share
Net income attributable to Indemnity per share
Class A common stock – basic	$0.76	$0.88

Class A common stock – diluted	$0.67	$0.78

Class B common stock – basic and diluted	$113.56	$126.48

Weighted average shares outstanding attributable to
Indemnity – Basic
Class A common stock	47,749,799	49,789,056

Class B common stock	2,545	2,546

Weighted average shares outstanding attributable to
Indemnity – Diluted
Class A common stock	53,930,044	55,968,838

Class B common stock	2,545	2,546

Dividends declared per share
Class A common stock	$0.5525	$0.515

Class B common stock	$82.875	$77.25

ERIE INDEMNITY COMPANY

RESULTS OF THE ERIE INSURANCE GROUP’S OPERATIONS BY INTEREST (Unaudited)
(in millions)

							Eliminations of
							related party
	Indemnity	shareholder interest		Noncontrolling interest (Exchange)			transactions		Erie Insurance Group
		Three months ended			Three months ended		Three months ended		Three months ended
		March 31,			March 31,		March 31,		March 31,
	Percent	2012	2011	Percent	2012	2011	2012	2011	2012	2011
Management operations:

Management fee revenue, net	100.0%	$269	$251		$—	$—	$(269)	$(251)	$—	$—
Service agreement revenue	100.0%	7	8		—	—	—	—	7	8

Total revenue from management operations		276	259		—	—	(269)	(251)	7	8
Cost of management operations	100.0%	230	211		—	—	(230)	(211)	—	—

Income from management operations before taxes		46	48		—	—	(39)	(40)	7	8

Property and casualty insurance operations:

Net premiums earned		—	—	100.0%	1,069	1,014	—	—	1,069	1,014
Losses and loss expenses		—	—	100.0%	692	683	(1)	(1)	691	682
Policy acquisition and other underwriting expenses		—	—	100.0%	302	282	(41)	(42)	261	240

Income from property and casualty insurance operations before taxes		—	—		75	49	42	43	117	92

Life insurance operations: (1) (2)

Total revenue	21.6%(2)	—	10	78.4%(2)	43	34	0	0	43	44
Total benefits and expenses	21.6%(2)	—	7	78.4%(2)	34	24	0	0	34	31

Income from life insurance operations before taxes		—	3		9	10	0	0	9	13

Investment operations:

Net investment income		4	4		83	81	(3)	(3)	84	82
Net realized gains on investments		3	1		293	144	—	—	296	145
Net impairment losses recognized in earnings		0	0		0	0	—	—	0	0
Equity in earnings of limited partnerships		1	11		20	61	—	—	21	72

Income from investment operations before taxes		8	16		396	286	(3)	(3)	401	299

Income from operations before income taxes and noncontrolling interest		54	67		480	345	—	—	534	412
Provision for income taxes		18	23		162	115	-	-	180	138
Net income		$36	$44		$318	$230	$-	$-	$354	$274

(1)	Earnings on life insurance related invested assets are integral to the evaluation of the life insurance operations because of the long duration of life products. On that basis, for presentation purposes, the life insurance operations in the table above include life insurance related investment results.

(2)	Prior to and through March 31, 2011, Indemnity retained a 21.6% ownership interest in EFL, which accrued to the Indemnity shareholder interest, and the Exchange retained a 78.4% ownership interest in EFL, which accrued to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest. Due to the sale of Indemnity’s 21.6% ownership interest in EFL to the Exchange on March 31, 2011, 100% of EFL’s life insurance results accrue to the interest of the subscribers (policyholders) of the Exchange, or noncontrolling interest, after March 31, 2011.

ERIE INDEMNITY COMPANY

RECONCILIATION OF OPERATING INCOME TO NET INCOME

Reconciliation of operating income to net income

We disclose operating income, a non-GAAP financial measure, to enhance our investors’ understanding of our performance related to the Indemnity shareholder interest. Our method of calculating this measure may differ from those used by other companies, and therefore comparability may be limited.

Indemnity defines operating income as net income excluding realized capital gains and losses, impairment losses and related federal income taxes.

Indemnity uses operating income to evaluate the results of its operations. It reveals trends that may be obscured by the net effects of realized capital gains and losses including impairment losses. Realized capital gains and losses including impairment losses, may vary significantly between periods and are generally driven by business decisions and economic developments such as capital market conditions which are not related to our ongoing operations. We are aware that the price to earnings multiple commonly used by investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered as a substitute for net income prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) and does not reflect Indemnity’s overall profitability.

The following table reconciles operating income and net income for Indemnity shareholder interest:

	Indemnity
	Shareholder interest
	Three months ended
	March 31,
(in millions, except per share data)	2012	2011
	(unaudited)
Operating income attributable to Indemnity	$34	$43

Net realized gains and impairments on investments	3	1
Income tax expense	(1)	0

Realized gains and impairments, net of income taxes	2	1

Net income attributable to Indemnity	$36	$44

Per Indemnity Class A common share–diluted:
Operating income attributable to Indemnity	$0.64	$0.77

Net realized gains and impairments on investments	0.05	0.02
Income tax expense	(0.02)	(0.01)

Realized gains and impairments, net of income taxes	0.03	0.01

Net income attributable to Indemnity	$0.67	$0.78

ERIE INDEMNITY COMPANY

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(in millions)

	March 31,	December 31,
	2012	2011
	(Unaudited)
Assets
Investments-Indemnity
Available-for-sale securities, at fair value:
Fixed maturities	$494	$548
Equity securities	26	25
Trading securities, at fair value	29	27
Limited partnerships	204	208
Other invested assets	1	1
Investments-Exchange
Available-for-sale securities, at fair value:
Fixed maturities	7,483	7,292
Equity securities	621	564
Trading securities, at fair value	2,596	2,308
Limited partnerships	1,087	1,082
Other invested assets	19	19

Total investments	12,560	12,074
Cash and cash equivalents (Exchange portion of $171 and $174, respectively)	199	185
Premiums receivable from policyholders — Exchange	1,000	976
Reinsurance recoverable — Exchange	167	166
Deferred income taxes — Indemnity	18	19
Deferred acquisition costs — Exchange	482	487
Other assets (Exchange portion of $291 and $322, respectively)	406	441
Total assets	$14,832	$14,348

Liabilities and shareholders’ equity
Liabilities
Indemnity liabilities
Other liabilities	418	455
Exchange liabilities
Losses and loss expense reserves	3,451	3,499
Life policy and deposit contract reserves	1,689	1,671
Unearned premiums	2,196	2,178
Deferred income taxes	279	147
Other liabilities	123	105

Total liabilities	8,156	8,055

Indemnity’s shareholders’ equity	776	781
Noncontrolling interest in consolidated entity – Exchange	5,900	5,512

Total equity	6,676	6,293

Total liabilities, shareholders’ equity and noncontrolling interest	$14,832	$14,348